Exhibit 10.2
AGREEMENT
     This Agreement (this “Agreement”) is made and entered into by and between Global Industries, Ltd., a Louisiana corporation (hereinafter referred to as the “Company”), and William J. Doré, an individual (hereinafter referred to as “Mr. Doré”), effective as of September 18, 2006 (the “Effective Date”).
W I T N E S S E T H:
     WHEREAS, Mr. Doré is the founder of the Company and has been employed by the Company for over 30 years, currently as its Chief Executive Officer and Chairman of the Board of Directors; and
     WHEREAS, Mr. Doré has expressed his intention to retire as Chief Executive Officer on the date on which the new Chief Executive Officer (the “New CEO”) assumes office and to retire as executive Chairman of the Board and terminate his employment on the earlier of the date of the Company’s 2007 Annual Stockholders Meeting and June 1, 2007 (the “Retirement Date”); and
     WHEREAS, in consideration of the many years of valuable service provided to the Company by Mr. Doré, his agreement to assist in facilitating a smooth transition of his duties to his successor and to provide the Company with covenants against competition, solicitation of employees and disclosure of confidential information, both parties desire to enter into an agreement that will provide for the compensation and other benefits to which Mr. Doré will be entitled by reason of and after his retirement;
     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Mr. Doré agree as follows:
Section 1. Executive Period.
     (a) Position. Through the Retirement Date (the “Executive Period”), Mr. Doré shall remain an employee at will of the Company (i) as Chairman of the Board and Chief Executive Officer until the effective time of his resignation as Chief Executive Officer as provided in Section 3 and (ii) as executive Chairman of the Board until the Retirement Date. During the period commencing on the effective time of his resignation as Chief Executive Officer as provided in Section 3 and ending on the Retirement Date, Mr. Doré shall perform only those duties as are customary for a Chairman of the Board and shall devote the necessary business time and attention to the business and affairs of the Company and use his best efforts to promote the business and welfare of the Company and its subsidiaries or affiliates, including assisting the Board of Directors of the Company (the “Board”) in the transition of leadership from Mr. Doré to the New CEO as requested from time to time by the Board or by the New CEO.
     (b) Compensation. During the Executive Period and for so long as he remains an employee, Mr. Doré shall (i) continue to receive his salary at the annual rate in effect on the Effective Date, (ii) continue to be provided the perquisites being provided to Mr. Doré as of the Effective Date, (iii) be entitled to the rights, payments and benefits under existing contracts, awards, option agreements and restricted stock and performance awards issued to Mr. Doré prior to the Effective Date, including payment of any annual cash bonus for the year ending December 31, 2006 earned under the Company’s Management Incentive Plan (without any adjustment or pro-ration due to Mr. Doré’s ceasing to be Chief Executive Officer) and (iv) continue to participate in the employee benefit plans and policies in which he participates as of the Effective Date; provided, however, that after the Effective Date, Mr. Doré shall receive no further long-term or incentive compensation awards, and in particular shall not be awarded any further grants under the Company’s 2005 Equity Incentive Plan or any other equity compensation plan. During the Executive Period, Mr. Doré shall be an employee of the Company for all purposes. Effective as of the Retirement Date,
     (i) the Company will pay or provide to Mr. Doré (A) Mr. Doré’s base salary through the Retirement Date to the extent not previously paid; (B) any incentive compensation due Mr. Doré if, under the terms of the relevant incentive compensation arrangement, such incentive compensation was due and payable to Mr. Doré on or before the Retirement Date; (C) those benefits that are provided by retirement and benefit plans and programs adopted and approved by the Company for Mr. Doré that are earned and vested on or before the Retirement Date; (D) any rights Mr. Doré or his survivors may have under any grants of options to purchase the Company’s Common Stock or under any grants of restricted stock or performance units of the Company; and (E) medical and similar employee welfare benefits the continuation of which is required by applicable law or as provided by the applicable benefit plan (together, the benefits and payments described in clause (A) through (E) are herein referred to as the “Earned Benefits”); and
     (ii) each option to acquire Common Stock of the Company held by Mr. Doré immediately prior to the Retirement Date the vesting of which is dependent solely on the passage of time and not the performance of Mr. Doré or the Company shall (A) if unvested as of such date, vest and become fully and immediately vested and exercisable, and (B) remain exercisable through the earlier of the end of the Consulting Period hereunder (or, if Mr. Doré dies during the Consulting Period, the first anniversary of his death) and the tenth anniversary of the original grant date of such option, and
     (iii) all forfeiture restrictions on any restricted Common Stock of the Company granted to Mr. Doré prior to the Retirement Date the lapse of the forfeiture restrictions on which are dependent solely on the passage of time and not the performance of Mr. Doré or the Company shall lapse as of the Retirement Date and such Common Stock shall be freely transferable (subject to applicable securities laws); and
     (iv) each of the Designated Performance Unit Awards (as defined below) that remains outstanding immediately prior to the Retirement Date shall continue unchanged and vest (if at all) in accordance with its terms (i.e., pro-rated based on the portion of the performance period applicable to such awards that occurs prior to the Retirement Date) at the end of the relevant performance period; and
     (v) each of the Designated Restricted Stock Awards (as defined below) that remains outstanding immediately prior to the Retirement Date shall continue unchanged and the forfeiture restrictions on any restricted stock thereunder shall lapse (if at all) in accordance with its terms at the end of the relevant performance period except that the number of shares on which the forfeiture restrictions shall lapse shall not be pro rated based on the portion of the performance period applicable to such award that occurs prior to the Retirement Date but instead will be treated as if Mr. Doré remained an employee during the entire performance period.
For purposes of this Agreement, “Designated Performance Units” and Designated Restricted Stock Awards” means the performance unit awards and performance vesting restricted stock awards, respectively, set forth on Exhibit A hereto. Upon the payment or provision of Earned Benefits, the Company shall have no further obligations to Mr. Doré for any salary, bonuses, benefit programs, or other compensation of any type for services rendered by Mr. Doré to the Company prior to the Retirement Date.
Section 2. Consulting Period.
          (a) Transition to Contractor. As of the Retirement Date, the relationship presently existing between the Company and Mr. Doré shall change from an at will employment relationship to a contractor relationship. The Company and Mr. Doré agree that Mr. Doré’s ability to earn the amounts provided for in this Section 2 and to receive the benefits described in this Section 2 are in consideration of (a) the covenants and agreements being made by Mr. Doré as set forth in this Agreement (including the covenants set forth in Section 5 and 6) and (b) the readiness and performance of the Consulting Services (as defined herein) to be performed by Mr. Doré hereunder. From and after the Retirement Date, the Company’s obligations to pay compensation to Mr. Doré for services rendered shall be governed exclusively by this Agreement. During the Consulting Period, Mr. Doré shall not be considered an employee of the Company for any purpose, and accordingly shall not participate in the employee benefit plans of the Company except to the extent former or retired employees are entitled to do so under the applicable terms of such plans.
          (b) Extent of Consulting Services; Duties of Consultant. During the period from the Retirement Date through April 30, 2010 (the “Consulting Period”), Mr. Doré agrees to serve as a consultant of the Company in accordance with the provisions of this Agreement. During the Consulting Period, Mr. Doré shall make himself available to the Company as requested by the Company’s Board or Chief Executive Officer. When so requested, Mr. Doré will consult with officers and employees of the Company, and others, from time to time at mutually agreeable times and places pertaining to the business of the Company (“Consulting Services”). The particular amount of time Mr. Doré may spend in fulfilling his Consulting Services obligations may vary from day to day or week to week, but Mr. Doré shall use his reasonable efforts to be prepared and available at such times as are reasonably requested by the Company, which shall include travel time to and from the city where he resides and the location where the Consulting Services take place. When Mr. Doré is requested by the Company to travel from the city of his permanent residence to provide Consulting Services, Mr. Doré shall be reimbursed for reasonable and customary travel expenses in accordance with the Company’s policies; provided, however, that (a) Mr. Doré shall be reimbursed for first class air travel and for travel within the United States using private or charter aircraft (other than the Company’s aircraft), the Company will reimburse him the amount of a first class ticket on a commercial flight and (b) for international travel, if the Company determines it is beneficial to its business purpose for Mr. Doré’s spouse to accompany him then Mr. Doré shall also be reimbursed for the reasonable and customary travel expenses of his spouse. While retained as a consultant by the Company, Mr. Doré shall have the right to devote his business day and working efforts to such other business, professional, public service, or community pursuits as do not interfere with the rendering of Consulting Services by Mr. Doré hereunder.
          (c) Fees. During the Consulting Period, subject to and in consideration of Mr. Doré’s compliance with the covenants set forth in Section 5 and 6, the Company shall pay or provide to Mr. Doré the following: (i) a monthly consulting fee, payable in arrears, at an annual rate equal to $400,000, the first monthly payment shall be due and payable on the first business day of the month following the month in which the Retirement Date occurs (and such payment shall be for the period from the Retirement Date through the last day of the month in which the Retirement Date occurs) and subsequent monthly payments shall be made on the first business day of the succeeding 35 months, (ii) an office fee, payable annually in advance, at an annual rate of $175,000 to cover office space and related services for Mr. Doré (the first annual payment of $175,000 shall be due and payable on the first business day following the date for his ceasing to maintain an office in the Company’s offices mutually agreed between Mr. Doré and the Company, subsequent payments of $175,000 shall be made on the second and third anniversary of such date and a final payment (equal to $175,000 multiplied by a fraction, the numerator of which shall be the number of months remaining between the date payment is due and April 30, 2010 and the denominator of which is 12) shall be paid on the fourth anniversary of such date), and (iii) provided that Mr. Doré has timely elected under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) to continue the medical benefits (the “Medical Benefits”) for Mr. Doré (and his spouse if she was covered as of the Retirement Date through Mr. Doré (a “Covered Dependent”)) under the Company’s group health plan as in effect on the Retirement Date, reimbursement monthly of (x) the amount of the COBRA premium paid by Mr. Doré less (y) the cost or expense then payable by senior executives of the Company for Medical Benefits and the Company further agrees to continue Mr. Dore’s and his Covered Dependent’s (if applicable) eligibility for Medical Benefits under the Company’s group health plan as in effect from time to time after the COBRA coverage expires and until the end of the Consulting Period provided that Mr. Doré continues to pay to the Company monthly the amount specified in clause (y); and provided further, that, if Mr. Doré becomes re-employed with another employer during the Consulting Period and is eligible to receive such benefits under another employer provided plan, the Medical Benefits shall be secondary to those provided under such other plan during such applicable period of eligibility.
          (d) Independent Contractor Relationship. Throughout the Consulting Period, Mr. Doré shall be an independent contractor with the full power and authority to select the means, methods and manner of performing the Consulting Services hereunder; provided, however, that Mr. Doré shall secure the approval of the Company as to the means, methods, and manner in which the Company and its affiliates are represented. Mr. Doré will in no way be considered to be an agent, employee, or servant of the Company. Mr. Doré shall have no authority to bind the Company in any capacity for any purpose. It is not the purpose or intention of this Agreement or the parties to create, and the same shall not be construed as creating, any partnership, partnership relation, joint venture, agency, or employment relationship after the Retirement Date.

Section 3. Resignations.
     Mr. Doré has signed and provided to the Company a resignation letter, effective as of the date on which the New CEO commences his employment, resigning as Chief Executive Officer of the Company (but not as an employee or director) and from all other positions Mr. Doré then holds as an officer, director or otherwise with any of the Company’s subsidiaries or affiliates. Mr. Doré has informed the Board of the Company that he will not stand for re-election as Chairman or member of the Board at the Company’s 2007 Annual Stockholders Meeting and therefore the Company and Mr. Doré agree that he will not be requested to (or stand for) re-election at the Company’s 2007 Annual Stockholders Meeting. Mr. Doré agrees to sign any additional documentation to ratify and evidence such resignation as may be reasonably requested from time to time by the Company. On the Retirement Date, Mr. Doré shall cease to be an employee of the Company for all purposes.
Section 4. Termination of Consulting Relationship.
          (a) If Mr. Doré dies after the Retirement Date but before April 30, 2010 (and has not prior to such death materially breached any of his obligations under this Agreement which breach was not cured prior to his death), (i) the Company shall (A) pay Mr. Doré’s estate any unpaid fees under Section 2(c) through the date of death on the dates such fees would otherwise be due, (B) provide the Medical Benefits to the Covered Dependents through April 30, 2010 (or, if earlier with respect to any such Covered Dependent, the date of such Covered Dependent’s death) in accordance with Section 2, and (C) have no further obligations under this Agreement, except to provide Mr. Doré’s estate and family with any Earned Benefits to which they may be entitled, and (ii) all stock options, restricted stock, Designated Performance Units and Designated Restricted Stock Awards shall continue to be treated as set forth in Section 1(b).
          (b) If prior to the Retirement Date, Mr. Doré’s employment is terminated by the Company for Cause or Mr. Doré voluntarily terminates his employment with the Company without consent of the Board, (i) the Company shall have no further obligations under this Agreement except to pay to Mr. Doré any Earned Benefits through the date of such termination, (ii) all stock options shall be governed by the applicable provisions of the applicable award agreements thereunder, and (iii) Mr. Doré shall remain bound by the covenants set forth in Section 5 and 6 (treating the Non-Competition Period as commencing on the date of such termination of employment). For purposes of this Section 4(b) “Cause” shall mean Mr. Doré (A) has engaged in gross negligence or willful misconduct, (B) has willfully refused without proper legal reason to perform the duties and responsibilities assigned to him by the Board (other than as a result of disability), (C) has materially breached any provision of this Agreement or any corporate policy, including substance abuse policies, ethics policies or any code of conduct maintained and established by the Company in writing that is applicable to the Company’s executives and such breach, if correctable, remains uncorrected for 14 days following receipt by Mr. Doré of written notice of such breach, (D) has willfully engaged in conduct that he knows or should have known is materially injurious to the Company or any of its affiliates, including fraud or misappropriation, or (E) has been convicted of a misdemeanor involving moral turpitude or a felony; provided, however, that Mr. Doré’s employment shall only be deemed terminated for “Cause” pursuant to clauses (A) through (D) of this Section 4(b) if: (x) he is given written notice of the alleged Cause and the facts supporting such allegation, and (y) an opportunity to appear before the Board to refute such allegation, at which he may be accompanied by counsel; and (C) following such opportunity the Board by of vote of two-thirds of its membership determines that termination for Cause is warranted.
Section 5. Obligations; Confidentiality; Nondisparagement.
          (a) Obligations. Mr. Doré shall not, during the existence of the consulting relationship, use or appropriate, directly or indirectly, for his own benefit or for the benefit of another, any business opportunities concerning the Company’s business and shall make full disclosure of all such business opportunities to the Company. During the Consulting Period, Mr. Doré shall not engage, directly or indirectly, in any business, investment, or activity that materially interferes with Mr. Doré’s performance of his duties hereunder or is contrary in any material respect to the interests of the Company or affiliates. Mr. Doré agrees that he shall not knowingly become involved in such a conflict of interest with the Company or its affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, Mr. Doré agrees that he shall disclose to or discuss with the Board any facts or circumstances which might involve such a conflict of interest.
          (b) Intellectual Property and Proprietary Information. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed, or acquired by Mr. Doré, individually or in conjunction with others, during Mr. Doré’s employment by the Company prior to the Retirement Date (whether during business hours or otherwise and whether on the Company’s premises or otherwise) or in future during Mr. Doré’s consulting relationship with the Company, which relate to the Company’s business, products, or services (including all such information relating to corporate opportunities, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations, or marketing and merchandising techniques) are and shall be the sole and exclusive property of the Company and shall be disclosed to the Company. Moreover, all documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, and all other writings or materials of any type (“Documents”) embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of the Company. If Mr. Doré created during his employment or creates during his consulting relationship with the Company any work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to (but only to the extent such work so relates) the Company’s business, products, or services, whether such work is created solely by Mr. Doré or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), the Company shall be deemed the author of such work if the work is prepared by Mr. Doré in the scope of Mr. Doré’s employment or consulting relationship; or, if the work is not prepared by Mr. Doré within the scope of Mr. Doré’s employment or consulting relationship but is specially ordered by the Company, then the work shall be considered to be work made for hire and the Company shall be the author of the work. If such work is neither prepared by Mr. Doré within the scope of Mr. Doré’s employment or consulting relationship nor a work specially ordered that is deemed to be a work made for hire, then Mr. Doré hereby agrees to assign, and by these presents does assign, to the Company all of Mr. Doré’s worldwide right, title, and interest in and to such work and all rights of copyright therein. Both during the period of Mr. Doré’s employment by the Company and thereafter (in the latter case, subject to reimbursement of all reasonable expenses incurred in doing so), Mr. Doré shall assist the Company and its nominees, at any time, in the protection of the Company’s worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including the execution of all formal assignment documents requested by the Company or its nominees and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. To the extent Mr. Doré’s assistance is required by the Company under this Section 5(b) after the Consulting Period, the Company shall reimburse Mr. Doré for his time required at a rate per diem mutually agreed, plus reimbursement of reasonable travel and lodging expenses.
          (c) Nondisclosure. Mr. Doré acknowledges that the Company’s business is highly competitive and that the Company’s methods, strategies, books, records and documents, the Company’s technical information concerning its products, prospects, equipment, services and processes, procurement procedures and pricing techniques, and the names of and other information (such as credit and financial data) concerning the Company’s customers and business affiliates, all comprise confidential business information and trade secrets of the Company which are valuable, special, and unique assets of the Company which the Company uses in its business to obtain a competitive advantage over the Company’s competitors which do not know or use this information. Mr. Doré further acknowledges that protection of the Company’s confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Accordingly, Mr. Doré agrees to protect and safeguard the Company’s and its affiliates’ information, trade secrets, ideas, concepts, improvements, discoveries, and inventions and any proprietary, confidential and other information relating to the Company or its affiliates or its or their business (collectively, “Confidential Information”) and, except as may be required by the Company, Mr. Doré will not, either during his employment by the Company or thereafter, directly or indirectly, use for his own benefit or for the benefit of another, or disclose to another, any Confidential Information, except (i) with the prior written consent of the Company; (ii) in the course of the proper performance of Mr. Doré’s duties under this Agreement; (iii) for information that becomes generally available to the public other than as a result of the unauthorized disclosure by Mr. Doré; (iv) for information that becomes available to Mr. Doré on a nonconfidential basis from a source other than the Company or its affiliates who is not bound by a duty of confidentiality to the Company; or (v) as may be required by any applicable law, rule, regulation or order. As a result of Mr. Doré’s employment by the Company as an employee or engagement as a consultant, Mr. Doré may from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners and joint venturers of the Company and its affiliates. Mr. Doré agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as the Company’s Confidential Information.
          (d) Return of Intellectual Property and Company Information. Upon termination of his employment with the Company for any reason, Mr. Doré will immediately deliver to the Company all property of the Company or any of its affiliates including all

Documents in Mr. Doré’s possession or under his control (including all copies thereof) which embody any of the intellectual property and proprietary information described in Section 5(a) or any Confidential Information. All payments and benefits due or to be paid to Mr. Doré shall be contingent upon Mr. Doré complying with this Section 5(d) and providing a written certification to the Company to that effect.
          (e) Nondisparagement. Mr. Doré shall refrain, both during his employment and thereafter, from making any disparaging oral or written statements about the Company, any of its affiliates or any of such entities’ directors, executive officers or employees provided that this provision shall not restrict Mr. Doré’s ability to review other employees’ performance while he is employed by the Company, to provide information in connection with any internal investigation by the Board, the Company or its internal auditors, or to respond to inquiries from governmental entities. The Company shall refrain, and shall use its reasonable efforts to cause its directors and officers to refrain, both during Mr. Doré’s employment and thereafter, from making publicly any disparaging oral or written statements about Mr. Doré, provided that this sentence shall not restrict the ability of the Board, the Company or its internal auditors to conduct reviews of Mr. Doré’s performance as an employee or under this Agreement, to provide information in connection with any internal investigation, to respond to inquiries for references or from governmental entities or to the extent required to make such statements to comply with applicable law.
Section 6. Non-Competition; Non-Solicitation.
          (a) Mr. Doré agrees that, effective as of the Effective Date and for the Non-Competition Period (as defined below), Mr. Doré shall not, without the prior written consent of the Company, directly or indirectly, for Mr. Doré or others in any geographic area (including any parish of the State of Louisiana set forth on Exhibit B hereto) or market where the Company or any of its affiliates are conducting any material business as of the Effective Date or the Retirement Date or have during the twelve months previous to the Retirement Date conducted material business:
          (i) engage in any business similar to or competitive with the business conducted by the Company or its affiliates, including the offshore and shallow water pipeline and related construction, diving, installation and salvage business and related operations, or
          (ii) become an employee of or own any interest in (whether as an owner, shareholder, joint venturer, partner or otherwise) any Competitor (as defined herein), or
          (iii) render services to, consult with, or otherwise assist any Competitor.
provided, however, that nothing herein shall prohibit Mr. Doré from holding or making passive investments in corporations, associations or other entities whose securities are traded in a generally recognized market provided that Mr. Doré’s interest, together with those of his affiliates and family members does not exceed 1% of the outstanding shares or interests in such corporation, association or entity.
          (b) These non-competition obligations shall apply during the period that Mr. Doré is employed by the Company and extend until the earlier of (i) 2 years after the last day that Mr. Doré provides Consulting Services under this Agreement and (ii) April 30, 2010 (the “Non-Competition Period”). The Non-Competition Period shall be extended by the duration of any violation of provisions of this Section 6. For purposes of this Section 6, the term “Competitor” shall mean Technip S.A., Heerema S.A., Acergy S.A. (formerly Stolt Offshore S.A.), Allseas Marine Contractors S.A., J. Ray McDermott S.A., Saipem S.p.a., Helix Energy Solutions Group, Inc. (formerly Cal Dive International, Inc.), Heerema S.A. , Horizon Offshore, Inc. and Offshore Specialties Fabricators, Inc, and Wilbros Brothers Inc., and any successor to any material portion of their offshore construction business, and any corporation, association or entity that materially engages, directly or indirectly, in any business similar to or competitive with the business conducted by the Company or its affiliates, including the offshore and shallow water pipeline and related construction, diving, installation and salvage businesses and related operations.
          (c) In addition to the restrictions set forth in Section 6(a), Mr. Doré agrees that, during the Non-Competition Period, Mr. Doré will not, either directly or indirectly to the extent not otherwise publicly known, (i) make known to any person, corporation, association or entity that is in competition with the business of the Company or any of its affiliates the names and addresses of, or any other information pertaining to, any of the suppliers or customers of the Company or any of its affiliates, or any potential customers of the Company or any of its affiliates upon whom the Company or any of its affiliates has called in the preceding 12 months, (ii) call on or solicit, or assist others in calling on or soliciting, any of the suppliers or customers of the Company or any of its affiliates, for the purpose of taking away or attempting to take away business from the Company, whether for Mr. Doré or for any other person, corporation, association or entity or (iii) on his own account or for any other person, corporation, association, or other entity solicit any employee of the Company or any of its affiliates (other than Melissa Fontenot) to leave such employment or assist any other person, corporation, association or other entity in such solicitation by providing information with respect to any employee including the skills, knowledge, experience or compensation of employees of the Company or any of its affiliates except that clause (iii) shall not prohibit the hiring of any such employee (A) who responds to any public advertising for employment without any other direct or indirect solicitation or (B) whose employment by the Company or its affiliates has been terminated prior to the commencement of discussions with such employee.
          (d) Mr. Doré understands that the restrictions set forth in Section 5 and this Section 6 may limit Mr. Doré’s ability to engage in certain businesses in certain geographic areas or markets during the period provided for above, but acknowledges that Mr. Doré will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction.
          (e) Whenever possible, each provision of the covenant not to compete shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this covenant not to compete shall be prohibited by or invalid under applicable law in any particular jurisdiction whether it be a municipality, county, parish, state or country, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without invalidating the remaining provisions of this covenant not to compete. If any provision of this covenant not to compete shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable in any particular jurisdiction whether it be a municipality, county, parish, state or country, such judgment shall not affect, impair or invalidate the remainder of this covenant not to compete but shall be confined in its operation to the particular jurisdiction as to provision of this covenant not to compete directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this covenant not to compete should ever be deemed to exceed the time or geographic limitations permitted by applicable laws in any particular jurisdiction whether it be a municipality, county, parish, state or country, then such provision shall be reformed for purposes of such particular jurisdiction to the maximum time or geographic limitations permitted by applicable law.
Section 7. Arbitration; Expenses of Enforcement.
     Except as otherwise specifically provided in this Agreement, the Company and Mr. Doré agree to submit exclusively to final and binding arbitration any and all disputes or disagreements relating to or concerning the interpretation, performance or subject matter of this Agreement in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) using a single arbitrator. The arbitration will take place in Houston, Texas. Mr. Doré and the Company agree that the decision of the arbitrators will be final and binding on both parties. Arbitration shall be commenced by either party filing a demand for arbitration with the AAA within 60 days after such dispute has arisen. The prevailing party in such an arbitration proceeding shall be entitled to recover from the non-prevailing party all reasonable out-of-pocket costs and disbursements incurred by such party in connection therewith (including reasonable attorneys’ fees), as well as any and all charges that may be made for the cost of the arbitration and the fees of the arbitrator; provided, however, that after a Change in Control and upon demand by Mr. Doré made to the Company, the Company shall reimburse Mr. Doré for the reasonable out-of-pocket expenses (including attorneys’ fees) incurred by Mr. Doré after the Change in Control in enforcing or seeking to enforce the payment of any amount or other benefit to which Mr. Doré shall have become entitled under this Agreement as a result of the termination of Mr. Doré’s employment after the Change in Control regardless of the outcome of such enforcement effort. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrator. In the event of litigation to enforce an arbitration award in connection with or concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable out-of-pocket costs and disbursements incurred by such party in connection therewith (including reasonable attorneys’ fees). Notwithstanding the provisions of this Section 7, the Company may, if it so chooses, bring an action in any court of competent jurisdiction for injunctive relief to enforce Mr. Doré’s obligations under Sections 3, 5 or 6 hereof.
Section 8. Representations and Warranties by Mr. Doré.
          (a) Mr. Doré represents and warrants to the Company that the execution and delivery by Mr. Doré of this Agreement do not, and the performance by Mr. Doré of Mr. Doré’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both (i) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to Mr. Doré; or (ii) conflict with, result in the breach of any provisions of, or constitute a default under, any agreement to which Mr. Doré is a party or by which Mr. Doré is or may be bound.
          (b) Mr. Doré acknowledges and represents that (i) he has had sufficient time and opportunity to have this Agreement reviewed by legal counsel of his choosing and to be advised by such counsel as to his rights and obligations hereunder, (ii) he has read and fully understands the terms of this Agreement and voluntarily accepts them, and (iii) he is not relying on any statements or representations of the Company or any of its representatives regarding the tax effects or other legal implications of his execution of this Agreement or his receipt of payments or other benefits hereunder.
Section 9. Successors; Binding Agreement.
          (a) This Agreement is personal to Mr. Doré and he may not assign or pledge any interest herein or delegate or assign any obligation hereunder without the Company’s prior written consent. This Agreement shall inure to the benefit of and be enforceable by Mr. Doré’s personal or legal representatives, executors, administrators, heirs, and beneficiaries.
          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors.
          (c) In the event of a Change of Control, any successor (whether direct or indirect, by purchase, merger, amalgamation, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company shall expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement as provided for in this Section 9(c) or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law or otherwise.
Section 10. Miscellaneous.
          (a) Notices. All notices and other communications required or permitted hereunder will be in writing and will be deemed to have been given (i) when delivered by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of receipt) or by email, provided that a copy is mailed by registered mail, return receipt requested, or (iii) two business days after being sent by a nationally recognized overnight delivery service (return receipt requested), in each case to the appropriate addresses, facsimile numbers or email addresses set forth below (or to such other addresses, facsimile numbers or email addresses as a party may designate by notice to the other party):

If to the Company, to:
Board of Directors
Global Industries, Ltd.
11490 Westheimer – Suite 400
Houston, Texas 77077
Attention: General Counsel
Fax No. 281-529-7747
Email: russr@globind.com
If to Mr. Doré, to:
2007 Oliver Street
Lake Charles, Louisiana 70607
          (b) Taxes and Payments. All salary, bonus and other payments made or benefits provided by the Company to Mr. Doré as a result of his being an employee of the Company will be subject to (i) such payroll and withholding deductions as may be required by applicable law and (ii) other deductions applied generally for insurance and other employee benefit plans in which Mr. Doré participates. Mr. Doré shall pay all social security, federal income taxes, unemployment insurance, worker’s compensation insurance, pensions, annuities or other liabilities or taxes incurred by or on behalf or for the benefit of Mr. Doré arising out of the performance of his obligations under this Agreement.
          (c) Entire Agreement; Modification. This Agreement (including the exhibit attached hereto and the forms of award agreements referenced herein and the plans under which such awards were granted) supersedes, replaces and merges all previous agreements, term sheets, and discussions relating to the same or similar subject matters between Mr. Doré and the Company and constitutes the entire agreement between Mr. Doré and the Company with respect to the subject matter of this Agreement. For the avoidance of doubt, except as expressly provided herein this Agreement shall not affect the rights or obligations of the Company or Mr. Doré under existing contracts, compensatory awards and option agreements or that certain Registration Rights Agreement dated February 1993. This Agreement may not be modified on behalf of the Company in any respect by any verbal statement, representation or agreement made by any employee, officer, director or representative of the Company or by any written agreement unless signed by a director or officer of the Company who is expressly authorized by the Board to execute such document.
          (d) Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances should be determined to be invalid or unenforceable, such invalidity or unenforceability will not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application. In addition, if any provision of this Agreement is held by an arbitration panel or a court of competent jurisdiction to be invalid, unenforceable, unreasonable, unduly restrictive or overly broad, the parties intend that such arbitration panel or court modify said provision to the extent necessary so as to render it valid, enforceable, reasonable and not unduly restrictive or overly broad.
          (e) Waiver. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.
          (f) Reimbursement of Attorneys’ Fees. The Company shall pay up to $40,000.00 for fees and expenses of legal counsel for Mr. Doré’s in connection with the review and execution of this Agreement.
          (g) Construction. The parties agree that no provision of this Agreement shall be interpreted or construed against any party solely because that party or its legal counsel drafted such provision. The headings in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. All references in this Agreement to dollars or “$” mean lawful money of the Unites States.
          (h) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
          (i) Governing Law; Jurisdiction. The internal laws of the State of Louisiana without application of any conflicts of laws or principles will govern the interpretation, validity, enforcement and effect of this Agreement without regard to the place of execution or the place for performance thereof. THE PARTIES HERETO HEREBY WAIVE A JURY TRIAL IN ANY DISPUTE OR LITIGATION WITH RESPECT TO THIS AGREEMENT. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF LOUISIANA AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF LOUISIANA IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER

PROVIDED IN SECTION 10(a) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.
          (j) Specific Performance; Remedies. Mr. Doré acknowledges that money damages would not be sufficient remedy for any breach of the covenants and provisions of Sections 3, 5 and 6 by Mr. Doré, and the Company shall be entitled to enforce the provisions of Sections 3, 5 and 6 by terminating any payments then owing to Mr. Doré under this Agreement (provided, that the Company shall not terminate any Medical Benefits to be provided under this Agreement unless and until there is a final judgment or ruling that Mr. Doré has willfully failed to perform in any material respects any of his obligations under this Agreement). Notwithstanding the provisions of Section 7, by seeking specific performance and injunctive relief in courts of applicable jurisdiction as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of Sections 3, 5 or 6, but shall be in addition to all remedies available at law or in equity to the Company, including the recovery of damages from Mr. Doré and his agents involved in such breach, and remedies otherwise available to the Company.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as to be effective as of the Effective Date.

COMPANY:

GLOBAL INDUSTRIES, LTD.

By:	/s/ Edgar G. Hotard

Edgar G. Hotard
Chairman Nominating and Governance Committee of the Board of Directors

MR. DORÉ:

/s/ William J. Doré

William J. Doré

EXHIBIT A
Designated Performance Units
Grant of 35,000 Units made on February 14, 2006
Designated Restricted Stock Awards
Grant of 250,000 Restricted Shares made on September 28, 2004

A-1

EXHIBIT B
Louisiana Parishes
Acadia Parish
Allen Parish
Ascension Parish
Assumption Parish
Avoyelles Parish
Beauregard Parish
Bienville Parish
Bossier Parish
Caddo Parish
Calcasieu Parish
Caldwell Parish
Cameron Parish
Catahoula Parish
Claiborne Parish
Concordia Parish
De Soto Parish
East Baton Rouge Parish
East Carroll Parish
East Feliciana Parish
Evangeline Parish
Franklin Parish
Grant Parish
Iberia Parish
Iberville Parish
Jackson Parish
Jefferson Parish
Jefferson Davis Parish
Lafayette Parish
Lafourche Parish
La Salle Parish
Lincoln Parish
Livingston Parish
Madison Parish
Morehouse Parish
Natchitoches Parish
Orleans Parish
Ouachita Parish
Plaquemines Parish
Pointe Coupee Parish
Rapides Parish
Red River Parish
Richland Parish
Sabine Parish
St. Bernard Parish
St. Charles Parish
St. Helena Parish
St. James Parish
St. John the Baptist Parish
St. Landry Parish
St. Martin Parish
St. Mary Parish
St. Tammany Parish
Tangipahoa Parish
Tensas Parish
Terrebonne Parish
Union Parish
Vermilion Parish
Vernon Parish
Washington Parish
Webster Parish
West Baton Rouge Parish
West Carroll Parish
West Feliciana Parish
Winn Parish

B-1